Exhibit 99.1

Company Contact:	Neal Nackman
Chief Financial Officer
(212) 403-0500

Investor Relations Contact:	James R. Palczynski
ICR, Inc.
(203) 682-8229

G-III Apparel Group Announces Two-for-One Stock Split

April 7, 2015 – New York – G-III Apparel Group, Ltd. (NasdaqGS: GIII) announced today that its Board of Directors has approved a two-for-one-stock split of the Company’s common stock to be paid as a stock dividend. Stockholders of record as of the close of business on April 20, 2015 will receive one additional share of common stock for each share of common stock held on that date. The new shares are expected to be issued on May 1, 2015. NASDAQ trading on a split-adjusted basis is expected to begin on May 4, 2015.

The Company had outstanding approximately 22.5 million shares of its common stock as of April 6, 2015. After the stock split, the Company will have outstanding approximately 45.0 million shares of its common stock.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to take this action as a result of our strong operating results and stock price performance. This stock split reflects the belief in our long-term Company initiatives and underlines our ongoing commitment to enhancing shareholder value.”

The Company previously provided guidance for its fiscal year ending January 31, 2016 regarding net income per diluted share. On a split-adjusted basis, the Company expects net income to be between $2.53 and $2.63 per diluted share, compared to net income between $5.05 and $5.25 per diluted share on a pre-split basis.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits, women’s performance wear, footwear, luggage, women’s handbags, small leather goods and cold weather accessories under licensed brands, owned brands and private label brands. G-III sells swimwear, resort wear, and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, and performance wear under our own Andrew Marc and Marc New York brands, and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen

Tracy, Kensie, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.